Exhibit 99.1

Sovran Self Storage Reports First Quarter Results, Adjusted FFO per Share Increases 11.2%

BUFFALO, N.Y.--(BUSINESS WIRE)--April 29, 2015--Sovran Self Storage, Inc. (NYSE:SSS), a self storage real estate investment trust (REIT), reported operating results for the quarter ended March 31, 2015.

Net income available to common shareholders for the first quarter of 2015 was $22.5 million or $0.65 per fully diluted common share. For the same period in 2014, net income available to common shareholders was $16.7 million or $0.51 per fully diluted common share.

Funds from operations (FFO) for the quarter were $1.07 per fully diluted common share compared to $0.88 for the same period last year. In the first quarter of 2015, the Company incurred net acquisition costs of $0.6 million in connection with its property purchases and had a straight-line rent adjustment of $0.1 million relating to the lease expense of the former Westy properties. In the first quarter of 2014, the Company incurred $2.8 million of acquisition costs and a $0.5 million straight-line rent adjustment. Absent these charges, adjusted FFO per share was $1.09 and $0.98 for the first quarter of 2015 and 2014, respectively.

Increased occupancy, rental rates and controlled operating costs were the primary contributors to the Company’s strong FFO growth in the quarter.

OPERATIONS:

Total revenues increased 13.2% over last year’s first quarter while operating costs increased 11.0%, resulting in an NOI (4) increase of 14.4%. Overall occupancy averaged 89.3% for the period, and rental rates averaged $12.12 per sq. ft.

Revenues for the 399 stores wholly owned by the Company since January 1, 2014 increased 5.7% from those of the first quarter of 2014, the result of a 100 basis point increase in average occupancy, a 3.4% increase in rental rates and increases in tenant insurance commissions and other income.

Same store operating expenses increased 2.5% for the first quarter of 2015 compared to the prior year period, primarily the result of increased repair and maintenance costs, offset by decreases in utilities cost and insurance expense. The company reclassifed internet marketing costs for all periods presented from general and administrative expenses to property operations and maintenance expense to be consistent with industry practices.

Consequently, same store net operating income increased 7.5% this period over the first quarter of 2014.

General and administrative expenses increased by approximately $0.9 million over the same period in 2014, primarily due to increases in personnel costs associated with operating 35 more stores during the quarter than at this time last year.

During the first quarter of 2015, the Company experienced same store revenue growth in 23 of the 24 states in which it operates. While the severe weather in the Northeast muted results in that geographic area, same store sales remained positive with revenue rebounding in March. Overall, the stores with the strongest revenue impact include those in Texas, Florida, and Georgia. Further, revenues at the Company’s 40 same store pool of properties in the Houston, TX metro area increased by 6.5% over that of the 1st quarter of 2014.

PROPERTIES:

As previously announced, the Company purchased the four properties on Long Island, NY and in southern Connecticut that it had been leasing since late 2013 for a previously negotiated price of $120 million.

During the quarter, the Company acquired two facilities in Chicago, IL totaling 157,000 sq. ft. of premium storage space at a cost of $15.2 million. The Company now operates 16 storage properties in the Chicago market.

Subsequent to the end of the quarter, the Company acquired three additional stores at a cost of $23.9 million. All of the properties are in markets where the Company already has a presence: Dallas, TX, and Jacksonville and Ft. Myers, FL.

The Company also sold one non-strategic facility which was purchased as part of a larger portfolio during 2014. The Company received net proceeds of $691,000 resulting in a $7,000 loss.

CAPITAL TRANSACTIONS:

Illustrated below are key financial ratios at March 31, 2015:

-	Debt to Enterprise Value (at $93.94/share)	19.5%
-	Debt to Book Cost of Storage Facilities	35.2%
-	Debt to EBITDA Ratio	4.4x
-	Debt Service Coverage	5.2x

At March 31, 2015, the Company had approximately $10.3 million of cash on hand, and $237 million available on its line of credit.

On February 26, 2015, the Company issued 1.38 million shares of its common stock at a price of $90.40 per share, resulting in net proceeds of $119.5 million after issuance costs. The Company used the proceeds to fund the purchase of the aforementioned Long Island, NY and Connecticut properties. In January, the Company issued 28,317 shares at a price of $91.72 through its Dividend Reinvestment Plan.

COMMON STOCK DIVIDEND:

Subsequent to quarter end, the Company’s Board of Directors approved a quarterly dividend of $0.75 per share or $3.00 annualized.

YEAR 2015 EARNINGS GUIDANCE:

Management is encouraged by its occupancy gains and its ability to attain significant rental rate growth in most markets. The following assumptions covering operations have been utilized in formulating guidance for the second quarter and full year 2015:

Same Store
Projected Increases Over 2014
	2Q 2015	Full Year 2015
Revenue	5.0 – 6.0%	5.0 – 6.0%
Operating Costs (excluding property taxes)	3.0 – 4.0%	3.0 – 4.0%
Property Taxes	2.0 – 3.0%	5.0 – 6.0%
Total Operating Expenses	2.5 – 3.5%	3.5 – 4.5%
Net Operating Income	6.5 – 7.5%	6.0 – 7.0%

The Houston market comprises approximately 11.0% of the 2015 forecasted NOI of the Company’s 433 wholly owned stores, and is expected to perform at least as well as the overall portfolio. Forecasts for the 40 same store pool of properties in the Company’s Houston market include revenue growth of 6.0% – 6.5%, operating expense increases of 3.0% – 4.0% (inclusive of a 5% projected increase in property taxes), and NOI growth of between 7.0% and 8.0%.

The Company intends to spend up to $25-30 million on its expansion and enhancement program. It has also budgeted $19 million to provide for recurring capitalized expenditures including roofing, paving, and office renovations.

The Company has assumed $100 million of accretive acquisitions in 2015 in addition to the aforementioned $120 million purchase of the four properties it had been leasing. Per share FFO guidance is projected after adding back third party acquisition costs. Purchases of these additional properties are expected to be funded via proceeds from the Company’s ATM program and draws on its line of credit which carries an interest rate of LIBOR plus 1.30%.

Annual general and administrative expenses, excluding internet marketing costs, are expected to be approximately $39 million. The increase over the prior year is primarily due to the need for additional personnel required for recent acquisitions, income taxes on its taxable REIT subsidiaries, and the Company’s plans to continue expanding its Corporate Alliance and third party management programs.

At March 31, 2015, the Company had 35.6 million shares of common stock outstanding and 0.2 million Operating Partnership Units outstanding.

As a result of the above assumptions, management expects funds from operations for the full year 2015 to be approximately $4.79 to $4.85 per share, and between $1.21 and $1.23 per share for the second quarter of 2015.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its Second Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, April 30, 2015. To access the conference call, dial 877.407.8033 (domestic) or 201.689.8033 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing “news and events” under the investor relations tab at www.unclebobs.com/company/.

The webcast will be archived for a period of 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering conference ID 13605895.

ABOUT SOVRAN SELF STORAGE, INC:

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates over 500 self storage facilities in 25 states under the name “Uncle Bob’s Self Storage”®. For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	March 31,	December 31,
(dollars in thousands)	2015	2014
Assets
Investment in storage facilities:
Land	$433,026	$397,642
Building, equipment and construction in progress	1,883,571	1,780,341
	2,316,597	2,177,983
Less: accumulated depreciation	(424,764)	(411,701)
Investment in storage facilities, net	1,891,833	1,766,282
Cash and cash equivalents	10,312	8,543
Accounts receivable	5,745	5,758
Receivable from joint venture	728	583
Investment in joint venture	57,659	57,803
Prepaid expenses	6,976	6,533
Intangible asset - in-place customer leases (net of accumulated
amortization of $18,645 in 2015 and $17,662 in 2014)	1,282	2,204
Other assets	7,643	7,094
Total Assets	$1,982,178	$1,854,800

Liabilities
Line of credit	$63,000	$49,000
Term notes	750,000	750,000
Accounts payable and accrued liabilities	33,324	43,551
Deferred revenue	7,679	7,290
Fair value of interest rate swap agreements	17,318	13,341
Mortgages payable	2,095	2,127
Total Liabilities	873,416	865,309

Noncontrolling redeemable Operating Partnership Units at redemption value	16,987	13,622

Equity
Common stock	367	353
Additional paid-in capital	1,307,653	1,183,388
Accumulated deficit	(172,078)	(167,692)
Accumulated other comprehensive loss	(16,992)	(13,005)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	1,091,775	975,869
Total Liabilities and Equity	$1,982,178	$1,854,800

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2015	January 1, 2014
	to	to
(dollars in thousands, except share data)	March 31, 2015	March 31, 2014

Revenues
Rental income	$78,886	$69,953
Other operating income	5,158	4,406
Management fee income	1,364	1,098
Total operating revenues	85,408	75,457

Expenses
Property operations and maintenance (1)	20,559	18,484
Real estate taxes	8,920	8,066
General and administrative (1)	9,406	8,536
Acquisition related costs	582	2,778
Operating leases of storage facilities	683	1,997
Depreciation and amortization	13,168	11,276
Amortization of in-place customer leases	1,013	666
Total operating expenses	54,331	51,803

Income from operations	31,077	23,654

Other income (expense)
Interest expense (A)	(9,161)	(7,343)
Interest income	2	6
Loss on sale of storage facility	(7)	-
Equity in income of joint ventures	646	458

Net income	22,557	16,775
Net income attributable to noncontrolling interests	(106)	(102)
Net income attributable to common shareholders	$22,451	$16,673

Earnings per common share attributable to common shareholders - basic	$0.65	$0.51

Earnings per common share attributable to common shareholders - diluted	$0.65	$0.51

Common shares used in basic
earnings per share calculation	34,329,768	32,383,996

Common shares used in diluted
earnings per share calculation	34,554,871	32,538,429

Dividends declared per common share	$0.75	$0.68

(A) Interest expense for the three months ending March 31 consists of the following
Interest expense	$8,865	$7,148
Amortization of deferred financing fees	296	195
Total interest expense	$9,161	$7,343

(1) For all periods presented internet marketing costs are included in property operations and maintenance expense. The internet marketing costs had previously been included in general and administrative expenses. For the three months ended March 31, 2015 and 2014, total internet marketing expense was $1,542 and $1,420, respectively. Same store internet marketing expense for both periods is noted below.

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (2) - (unaudited)

	January 1, 2015	January 1, 2014
	to	to
(dollars in thousands, except share data)	March 31, 2015	March 31, 2014

Net income attributable to common shareholders	$22,451	$16,673
Net income attributable to noncontrolling interests	106	102
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	13,911	11,716
Depreciation and amortization from unconsolidated joint ventures	618	376
Loss on sale of real estate	7	-
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(174)	(176)
Funds from operations available to common shareholders	36,919	28,691
FFO per share - diluted	$1.07	$0.88

Adjustments to FFO
Acquisition costs expensed	582	2,778
Operating leases straight line rent adjustment	145	497
Funds from operations resulting from non-recurring items allocable to noncontrolling
interest in Operating Partnership	(3)	(20)
Adjusted funds from operations available to common shareholders	37,643	31,946
Adjusted FFO per share - diluted	$1.09	$0.98

Common shares - diluted	34,554,871	32,538,429

(2) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (3) * 399 stores owned since 12/31/13 (unaudited)	January 1, 2015	January 1, 2014
	to	to		Percentage
(dollars in thousands)	March 31, 2015	March 31, 2014	Change	Change

Revenues:
Rental income	$71,849	$68,159	$3,690	5.4%
Tenant insurance commissions	2,641	2,309	332	14.4%
Other operating income	1,261	1,213	48	4.0%
Total operating revenues	75,751	71,681	4,070	5.7%

Expenses:
Payroll and benefits	6,748	6,550	198	3.0%
Real estate taxes	7,938	7,791	147	1.9%
Utilities	2,906	3,086	(180)	-5.8%
Repairs and maintenance	3,627	2,886	741	25.7%
Office and other operating expense	2,433	2,605	(172)	-6.6%
Insurance	1,015	1,099	(84)	-7.6%
Advertising & yellow pages	334	368	(34)	-9.2%
Internet marketing (1)	1,425	1,394	31	2.2%
Total operating expenses	26,426	25,779	647	2.5%

Net operating income (4)	$49,325	$45,902	$3,423	7.5%

QTD Same store move ins	39,665	39,830	(165)

QTD Same store move outs	35,179	36,127	(948)

OTHER COMPARABLE QUARTERLY SAME STORE DATA * (unaudited)	January 1, 2015	January 1, 2014
	to	to		Percentage
	March 31, 2015	March 31, 2014	Change	Change
Stores owned since 12/31/12 (384 stores) (3)
Revenues	$70,958	$67,038	$3,920	5.8%
Expenses including internet advertising	24,652	23,937	715	3.0%
Net operating income (4)	$46,306	$43,101	$3,205	7.4%

Stores owned since 12/31/11 (356 stores) (3)
Revenues	$64,463	$61,161	$3,302	5.4%
Expenses including internet advertising	22,367	21,532	835	3.9%
Net operating income (4)	$42,096	$39,629	$2,467	6.2%

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

* See exhibits A and B for supplemental quarterly same store data.

OTHER DATA	Same Store (3)		All Stores (5)
	2015	2014	2015	2014

Weighted average quarterly occupancy	89.8%	88.8%	89.3%	88.7%

Occupancy at March 31	90.5%	89.2%	89.9%	89.1%

Rent per occupied square foot	$11.94	$11.55	$12.12	$11.75

(5) Does not include unconsolidated joint venture stores or other stores managed by the Company

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the three months ended March 31, 2015:

Beginning balance	$2,177,983
Property acquisitions	134,043
Improvements and equipment additions:
Expansions	2,237
Roofing, paving, and equipment:
Stabilized stores	2,415
Recently acquired stores	590
Change in construction in progress (Total CIP $4.9 million)	157
Dispositions and Impairments	(828)
Storage facilities at cost at period end	$2,316,597

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	March 31, 2015	March 31, 2014

Management and administrative salaries and benefits	5,795	5,288
Training	206	273
Call center	431	395
Uncle Bob's Management costs	110	121
Income taxes	392	272
Legal, accounting and professional	554	413
Other administrative expenses (6)	1,918	1,774
	$9,406	$8,536

(6) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

	March 31, 2015	March 31, 2014

Common shares outstanding	35,562,772	32,938,654
Operating Partnership Units outstanding	178,866	198,913

Exhibit A

Sovran Self Storage, Inc.

Same Store Performance Summary by Market
Three Months Ended March 31, 2015
(unaudited)

			Avg Qtrly	Avg Quarterly Occupancy		Revenue			Expenses			NOI for the
			Rent per	for the Three Months Ended		for the Three Months			for the Three Months			Three Months
		Square	Occupied	March 31,		Ended March 31,			Ended March 31,			Ended March 31,
Market	Stores	Feet	Square Foot	2015	2014	2015	2014	% Change	2015	2014	% Change	2015	2014	% Change

Houston-The Woodlands-Sugar Land, TX	40	3,069	$12.72	91.2%	92.0%	$9,258	8,694	6.5%	$3,233	$3,226	0.2%	$6,025	5,468	10.2%
New England-CT-MA-RI-NH-MA-ME	31	1,914	15.59	89.2%	89.2%	6,949	6,737	3.1%	2,796	2,534	10.3%	4,153	4,203	-1.2%
Dallas-Fort Worth-Arlington, TX	20	1,374	10.84	93.1%	90.4%	3,599	3,383	6.4%	1,242	1,283	-3.2%	2,357	2,100	12.2%
Atlanta-Sandy Springs-Roswell, GA	20	1,353	11.04	91.7%	89.1%	3,676	3,383	8.7%	1,092	1,096	-0.4%	2,584	2,287	13.0%
Buffalo-Upstate, NY	19	1,256	11.92	88.9%	89.0%	3,526	3,332	5.8%	1,472	1,363	8.0%	2,054	1,969	4.3%
New York-Newark-Jersey City, NY-NJ-PA	18	1,069	21.50	88.6%	90.4%	5,240	5,120	2.3%	2,050	1,979	3.6%	3,190	3,141	1.6%
Austin-Round Rock, TX	15	1,170	12.03	85.5%	86.7%	3,150	2,971	6.0%	1,108	1,100	0.7%	2,042	1,871	9.1%
New Orleans-Lafayette, LA	14	813	11.23	90.9%	91.1%	2,191	2,136	2.6%	621	600	3.5%	1,570	1,536	2.2%
Miami-Fort Lauderdale-West Palm Beach, FL	13	859	15.56	89.9%	91.0%	3,160	2,969	6.4%	918	953	-3.7%	2,242	2,016	11.2%
San Antonio-New Braunfels, TX	12	713	11.45	90.0%	87.5%	1,948	1,737	12.1%	645	677	-4.7%	1,303	1,060	22.9%
Tampa-St. Petersburg-Clearwater, FL	12	748	12.62	93.7%	90.1%	2,350	2,221	5.8%	707	688	2.8%	1,643	1,533	7.2%
Virginia Beach-Norfolk-Newport News, VA	11	847	10.45	86.2%	84.3%	1,999	2,008	-0.4%	672	668	0.6%	1,327	1,340	-1.0%
Phoenix-Mesa-Scottsdale, AZ	10	669	9.96	87.8%	81.1%	1,601	1,483	8.0%	487	497	-2.0%	1,114	986	13.0%
Chicago-Naperville-Elgin, IL	9	686	13.51	87.8%	84.9%	2,126	1,989	6.9%	929	999	-7.0%	1,197	990	20.9%
Cleveland-Elyria, OH	9	630	10.96	86.6%	87.6%	1,573	1,476	6.6%	583	520	12.1%	990	956	3.6%
Raleigh-Durham, NC	8	544	11.15	91.9%	90.6%	1,468	1,408	4.3%	378	359	5.3%	1,090	1,049	3.9%
Pensacola-Ferry Pass-Brent, FL	8	605	9.02	79.0%	87.9%	1,162	1,154	0.7%	430	449	-4.2%	732	705	3.8%
Jacksonville, FL	8	548	9.58	94.4%	86.4%	1,322	1,167	13.3%	468	450	4.0%	854	717	19.1%
St. Louis, MO	8	515	11.96	88.1%	88.1%	1,424	1,370	3.9%	487	531	-8.3%	937	839	11.7%
Montgomery, AL	7	490	8.75	86.9%	88.2%	991	964	2.8%	340	335	1.5%	651	629	3.5%
Space Coast, FL	7	480	10.96	95.6%	89.5%	1,336	1,214	10.0%	375	361	3.9%	961	853	12.7%
Beaumont-Port Arthur, TX	7	428	12.20	94.4%	89.6%	1,307	1,225	6.7%	460	381	20.7%	847	844	0.4%
Charlotte-Concord-Gastonia, NC	7	427	10.72	92.7%	92.2%	1,133	1,031	9.9%	349	317	10.1%	784	714	9.8%
Jackson, MS	6	404	10.63	91.9%	89.5%	1,035	977	5.9%	296	291	1.7%	739	686	7.7%
Cape Coral-Fort Myers, FL	6	315	10.38	91.1%	80.5%	799	685	16.6%	259	256	1.2%	540	429	25.9%
Chattanooga, TN-GA	5	353	10.32	88.6%	87.3%	849	794	6.9%	308	294	4.8%	541	500	8.2%
Youngstown-Warren-Boardman, OH-PA	5	337	8.46	89.5%	89.5%	678	651	4.1%	273	248	10.1%	405	403	0.5%
Birmingham-Hoover, AL	5	313	8.18	84.5%	87.2%	581	524	10.9%	222	202	9.9%	359	322	11.5%
Columbia, SC	5	292	9.64	90.8%	87.8%	687	643	6.8%	289	263	9.9%	398	380	4.7%
Other markets	54	3,591	10.02	89.9%	88.3%	8,633	8,235	4.8%	2,937	2,859	2.7%	5,696	5,376	6.0%

Portfolio Total	399	26,812	$11.94	89.8%	88.8%	$75,751	$71,681	5.7%	$26,426	$25,779	2.5%	$49,325	$45,902	7.5%

Properties owned since 12/31/13 (detail shown above)	399	26,812	11.94	89.8%	88.8%	75,751	71,681	5.7%	26,426	25,779	2.5%	49,325	45,902	7.5%
Properties owned since 12/31/12	384	25,708	11.63	89.9%	88.9%	70,958	67,038	5.8%	24,652	23,937	3.0%	46,306	43,101	7.4%
Properties owned since 12/31/11	356	23,525	11.53	90.0%	89.4%	64,463	61,161	5.4%	22,367	21,532	3.9%	42,096	39,629	6.2%

Dollars in thousands except for average quarterly rent per occupied square foot. Square feet in thousands.
List includes markets where the Company has five or more stores.

Exhibit B

Sovran Self Storage, Inc.

Same Store Performance Summary by State
Three Months Ended March 31, 2015
(unaudited)

			Avg Qtrly	Avg Quarterly Occupancy		Revenue			Expenses			NOI
			Rent per	for the Three Months Ended		for the Three Months			for the Three Months			for the Three Months
		Square	Occupied	March 31,		Ended March 31,			Ended March 31,			Ended March 31,
State	Stores	Feet	Square Foot	2015	2014	2015	2014	% Change	2015	2014	% Change	2015	2014	% Change

Alabama	22	1,617	$8.57	87.0%	87.6%	$3,252	$3,074	5.8%	$1,049	$1,026	2.2%	$2,203	$2,048	7.6%
Arizona	10	669	9.96	87.8%	81.1%	1,601	1,483	8.0%	487	497	-2.0%	1,114	986	13.0%
Colorado	1	55	12.94	89.9%	87.8%	166	153	8.5%	61	69	-11.6%	105	84	25.0%
Connecticut	8	640	19.24	89.0%	86.8%	2,810	2,683	4.7%	908	874	3.9%	1,902	1,809	5.1%
Florida	61	4,016	11.60	90.8%	88.2%	11,255	10,445	7.8%	3,557	3,541	0.5%	7,698	6,904	11.5%
Georgia	28	1,948	10.58	91.0%	88.4%	5,025	4,670	7.6%	1,558	1,551	0.5%	3,467	3,119	11.2%
Illinois	9	686	13.51	87.8%	84.9%	2,126	1,989	6.9%	929	999	-7.0%	1,197	990	20.9%
Louisiana	14	813	11.23	90.9%	91.1%	2,191	2,136	2.6%	621	600	3.5%	1,570	1,536	2.2%
Maine	2	114	13.32	86.5%	90.7%	343	343	0.0%	160	125	28.0%	183	218	-16.1%
Maryland	3	139	16.68	91.5%	88.2%	548	504	8.7%	210	193	8.8%	338	311	8.7%
Massachusetts	13	694	14.79	88.8%	89.6%	2,403	2,371	1.3%	1,162	964	20.5%	1,241	1,407	-11.8%
Mississippi	12	916	9.76	90.3%	89.2%	2,143	2,030	5.6%	613	613	0.0%	1,530	1,417	8.0%
Missouri	8	515	11.96	88.1%	88.1%	1,424	1,370	3.9%	487	531	-8.3%	937	839	11.7%
New Hampshire	4	260	12.04	91.1%	91.8%	745	711	4.8%	282	250	12.8%	463	461	0.4%
New Jersey	4	253	17.47	84.7%	88.1%	978	954	2.5%	444	458	-3.1%	534	496	7.7%
New York	33	2,071	16.17	89.2%	89.7%	7,788	7,498	3.9%	3,077	2,884	6.7%	4,711	4,614	2.1%
North Carolina	19	1,153	10.40	92.5%	91.4%	2,942	2,769	6.2%	886	827	7.1%	2,056	1,942	5.9%
Ohio	16	1,113	10.12	88.6%	88.7%	2,636	2,484	6.1%	982	893	10.0%	1,654	1,591	4.0%
Pennsylvania	4	220	10.17	88.4%	91.9%	516	521	-1.0%	230	207	11.1%	286	314	-8.9%
Rhode Island	4	206	12.79	90.5%	90.3%	647	628	3.0%	283	320	-11.6%	364	308	18.2%
South Carolina	8	447	10.60	91.9%	89.5%	1,168	1,107	5.5%	456	404	12.9%	712	703	1.3%
Tennessee	4	291	10.62	88.2%	89.6%	714	682	4.7%	265	253	4.7%	449	429	4.7%
Texas	94	6,756	12.05	90.7%	90.1%	19,261	18,010	6.9%	6,689	6,665	0.4%	12,572	11,345	10.8%
Virginia	18	1,220	11.09	86.3%	84.5%	3,069	3,066	0.1%	1,030	1,035	-0.5%	2,039	2,031	0.4%

Portfolio Total	399	26,812	$11.94	89.8%	88.8%	$75,751	$71,681	5.7%	$26,426	$25,779	2.5%	$49,325	$45,902	7.5%

Dollars in thousands except for average quarterly rent per occupied square foot. Square feet in thousands.

Exhibit C

Sovran Self Storage, Inc.

Debt Maturity Schedule
March 31, 2015
(unaudited)

			Current
	Maturity	Basis of	Interest
(dollars in thousands)	Date	Rate	Rate (1)	2015	2016	2017	2018	2019	Thereafter	Total

Line of credit	Dec-2019	Variable	1.48%	$-	$-	$-	$-	$63,000	$-	$63,000

Term note	Apr-2016	Fixed	6.38%	-	150,000	-	-	-	-	150,000
Term note	Jun-2020	Swapped to fixed	3.77%	-	-	-	-	-	125,000	125,000
Term note	Jun-2020	Swapped to fixed	3.01%	-	-	-	-	-	100,000	100,000
Term note	Jun-2020	Swapped to fixed	2.77%	-	-	-	-	-	100,000	100,000
Term note	Aug-2021	Fixed	5.54%	-	-	-	-	-	100,000	100,000
Term note	Apr-2024	Fixed	4.53%	-	-	-	-	-	175,000	175,000
Mortgage note	May-2026	Fixed	5.99%	102	142	151	160	170	1,370	2,095

				$102	$150,142	$151	$160	$63,170	$601,370	$815,095

(1) Rate as of March 31, 2015 based on existing debt rating. Interest rates shown do not include amortization of financing fees and facility fees which are expected to be $1.2 million in 2015.

CONTACT:
Sovran Self Storage, Inc.
Diane Piegza, 716-650-6115
Vice President
Investor Relations and Community Affairs